FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257737-07

NEW ISSUE CMBS: BBCMS 2023-C19

$768.669MM NEW ISSUE CMBS ***PRICING DETAILS***

JOINT LEADS:	BARCLAYS; BMO CAPITAL MARKETS; DEUTSCHE BANK SECURITIES; KEYBANC CAPITAL MARKETS; SOCIÉTÉ GÉNÉRALE

CO-MANAGERS:	BANCROFT CAPITAL, LLC; DREXEL HAMILTON

RATING AGENCIES:	S&P; FITCH; KBRA

*PUBLIC OFFERED CERTIFICATES*

	RATINGS	AVAILABLE
CLASS	(S/F/K)	SIZE ($MM)	C/E	WAL	CPN	PRICE	YIELD	SPRD(J+)	~P+Equiv
A-1	AAA/AAA/AAA	5.251	30.000%	2.55	5.69800	99.99995	5.66841	+180	~+184
A-2A	AAA/AAA/AAA	120.000	30.000%	4.69	5.75600	100.99828	5.52241	+197	~+218
A-2B	AAA/AAA/AAA	176.000	30.000%	4.87	5.75300	100.99609	5.52987	+200	~+221
A-5	AAA/AAA/AAA	287.500	30.000%	9.70	5.45100	102.99849	5.08490	+167	~+196
A-SB	AAA/AAA/AAA	5.800	30.000%	7.38	5.70000	102.99527	5.22776	+177	~+206
A-S	AA/AAA/AAA	100.861	18.125%	9.92	6.07000	102.99349	5.71080	+230	~+258
B	NR/AA-/AA-	39.283	13.500%	9.97	6.33331*	99.99598	6.50992	+310	~+338
C	NR/A-/A-	33.974	9.500%	9.97	6.38531**	91.24470	7.85992	+445	~+473

* WAC - 0.052%

** WAC

PRICED - TOE: 1:52PM ET

*TRANSACTION SUMMARY*
- POOL BALANCE:	$849,358,939
- NUMBER OF LOANS:	36
- NUMBER OF PROPS:	109
- WA CUT-OFF LTV:	52.5%
- WA MATURITY LTV:	51.7%
- WA U/W NCF DSCR:	1.89x
- WA U/W NOI DY:	13.1%
- WA MORTGAGE RATE:	6.40548%
- TOP 10 LOANS %:	57.2%
- WA REM TERM:	97 MONTHS
- TOP 5 PROP TYPES:	RETAIL (29.0%); MIXED USE (19.3%); INDUSTRIAL (17.5%); OFFICE (15.7%); HOSPITALITY (9.1%)
- TOP 5 STATES:	NJ (19.6%); CA (19.1%); NY (11.4%); TX (9.4%); AZ (7.7%)

*DEAL PARTIES*
- MASTER SERVICER:	KEYBANK N.A.
- SPECIAL SERVICER:	K-STAR ASSET MANAGEMENT LLC
- OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
- DIRECTING HOLDER:	KKR REAL ESTATE CREDIT OPPORTUNITY PARTNERS II L.P.
- TRUSTEE:	COMPUTERSHARE TRUST COMPANY, N.A.
- CERT. ADMIN.:	COMPUTERSHARE TRUST COMPANY, N.A.

- SETTLEMENT:	ON OR ABOUT THURSDAY, APRIL 27, 2023

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS DOCUMENT IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.